MAYTAG CORPORATION

                                  Exhibit 11

                       Computation of Per Share Earnings.












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                              MAYTAG CORPORATION
                                  Exhibit 11
                        Computation of Per Share Earnings
                  (Amounts in thousands except per share data)

                                                    Year Ended December 31
                                                 1995        1994         1993
PRIMARY
  Average shares outstanding                   106,734     106,485      106,123
  Net effect of dilutive stock options--
  based on the treasury stock method using
  average market price                             251         243          107
  Employee stock ownership plans                    77          67           22
                                 TOTAL         107,062     106,795      106,252

  Income (loss) before extraordinary item
  and cumulative effect of accounting
  change                                    $  (14,996)  $ 151,137    $  51,270

        Per average share                   $    (0.14)  $    1.42    $    0.48

   Extraordinary item - loss on early
   retirement of debt                       $   (5,480)

   Cumulative effect of accounting change                $  (3,190)

        Per average share                   $    (0.05)  $   (0.03)

   Net income (loss)                        $  (20,476)  $ 147,947    $  51,270

        Per average share                   $    (0.19)  $    1.39    $    0.48
FULLY DILUTED
   Average shares outstanding                  106,734     106,485      106,123
   Net effect of dilutive stock options--
   based on the treasury stock method
   using greater of average or ending
   market price                                    354         264          159
   Employee stock ownership plans                   77          67           22
   Assumed conversion of 6 1/2%
   convertible debentures                                                   411
                                 TOTAL         107,165     106,816      106,715

   Income (loss) before extraordinary item
   and cumulative effect of accounting
   change                                   $  (14,996)  $ 151,137    $  51,270

        Per average share                   $    (0.14)  $    1.41    $    0.48

   Extraordinary item - loss on early
   retirement of debt                       $   (5,480)

   Cumulative effect of accounting change                $  (3,190)

        Per average share                   $    (0.05)  $   (0.03)

   Net income (loss)                        $  (20,476)  $ 147,947    $  51,270

        Per average share                   $    (0.19)  $    1.39    $    0.48

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